Exhibit 99.1

News Release

[LOGO] AMERICAN WOODMARK®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact: Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER

Winchester, Virginia (August 25, 2003) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the first quarter ended July 31, 2003.

Net sales increased 12.7% over the prior year to a record $154,932,000. The Company had previously issued forward guidance that anticipated growth of 8% to 10%. Actual sales performance was the result of better than expected demand across all channels of distribution.

Gross profit of 21.8% was down from 26.0% the previous year and from the Company’s forward guidance of 23.0%. The decline from the Company’s guidance was driven primarily by a shift in product mix and by variances in regional demand. Total shipments included a higher percentage of products at lower price points as the Company completed a roll-out of the in-stock retail program in over 300 new and retrofit stores. The decline from the previous year was due to the shift in product mix, higher pension and benefit costs, increased distribution expenses caused by extended shipping lanes required to meet the geographic mix of incoming demand and the overhead costs associated with new capacity.

Selling, general and administrative costs decreased to 13.8% of net sales from 14.9% the previous year due to the Company’s performance-based employee incentive plans.

Net income for the quarter was $7,453,000, or $0.90 per diluted share, compared with $9,254,000, or $1.09 per diluted share, in the same period of the prior year.

Looking forward to the second fiscal quarter ending October 31, 2003, the Company anticipates healthy demand in both the new construction and remodeling markets. The Company currently expects net sales will increase by 10% to 15% over the prior year. The Company expects gross margins to improve to 23% based on a more normalized product and channel mix. With the higher volumes and improving gross margins, the Company currently believes that net income for the second quarter will be in the range of $1.00 to $1.05 per diluted share.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates thirteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31 2003	July 31 2002
Net Sales	$154,932	$137,468
Cost of Sales & Distribution	121,099	101,704

Gross Profit	33,833	35,764
Sales & Marketing Expense	15,383	13,746
G&A Expense	5,944	6,764

Operating Income	12,506	15,254
Interest & Other Income/Expense	228	(41)
Income Tax Expense	4,825	6,041

Net Income	$7,453	$9,254

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	8,298,405	8,512,162
Diluted Earnings Per Share	$0.90	$1.09

Balance Sheet

	July 31 2003	April 30 2003
Cash & Cash Equivalents	$19,115	$15,512
Customer Receivables	48,055	40,615
Inventories	47,591	44,986
Other Current Assets	8,570	11,239

Total Current Assets	123,331	112,352
Property, Plant & Equipment	135,314	136,551
Other Assets	15,381	13,825

Total Assets	$274,026	$262,728

Current Portion – Long-Term Debt	$930	$932
Accounts Payable & Accrued Expenses	65,366	62,866

Total Current Liabilities	66,296	63,798
Long-Term Debt	18,990	19,016
Other Liabilities	21,236	19,815

Total Liabilities	106,522	102,629
Stockholders’ Equity	167,504	160,099

Total Liabilities & Stockholders’ Equity	$274,026	$262,728